Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-224737, No. 333-210561 and No. 333-200834), Forms F-3 (No.333-232935 and No. 333-254680) and Forms F-1 (No.333-239264, No. 333-248561 and No. 333-239019) of Aeterna Zentaris Inc. of our report dated March 28, 2022 with respect to the consolidated financial statements of Aeterna Zentaris Inc. as of and for the year ended December 31, 2021, included in this Annual Report on Form 20-F.

/s/ Ernst & Young LLP

Montreal, Canada

March 28, 2022